Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-XXXX) and in the related Prospectus of SBA Communications Corporation and to the incorporation by reference therein of our report dated March 3, 2006, except for Note 19, as to which the date is April 12, 2006, with respect to the consolidated financial statements of AAT Communications Corp., included in SBA Communications Corporation’s Current Report on Form 8-K dated April 13, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

April 12, 2006